Exhibit 4.4

Restricted SHARES Agreement

under the MYND ANALYTICS, INC.

Amended and Restated 2012 oMNIBUS INCENTIVE COMPENSATION Plan

Name of Grantee:	[ ] (the “Grantee”)

No. of Restricted Shares:	[ ] shares of the common stock (the “Restricted Shares”)

Grant Date:	[ ] (the “Grant Date”)

Pursuant to the terms of the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan (the “Plan”) and the resolutions of the board of directors of MYnd Analytics, Inc. (the “Company”) dated [              ], the Company hereby issues to the Grantee, as of the Grant Date set forth above, the number of shares of its common stock (“Common Stock”) set forth above (the “Restricted Shares”), in accordance with and subject to the terms and conditions set forth herein.

Notwithstanding anything in this Restricted Shares Agreement (the “Agreement”) to the contrary, the Restricted Shares granted herein shall be subject to, and governed by, all the terms and conditions of the Plan. To the extent there is any inconsistency between the terms of the Plan and of this Agreement, the terms of the Plan shall control.

All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given such terms in the Plan.

Transfer Restrictions. The Restricted Shares may not be sold, assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company. The Restricted Shares shall be subject to a risk of forfeiture upon the Grantee’s Termination of Affiliation until the end of the applicable Vesting Date (as defined in Section 3 below) with respect to such shares.

Stock Power and Delivery of Restricted Shares. The Restricted Shares will be held by the Company for the Grantee until the applicable Vesting Date. Upon issuance of the Restricted Shares in the Grantee’s name, the Grantee will be the holder of record of the Restricted Shares and will have all rights of a shareholder with respect to such shares (including the right to vote such shares at any meeting of shareholders of the Company and the right to receive all dividends paid with respect to such shares), subject only to the terms and conditions imposed by this Agreement. The Grantee agrees to sign and deliver to the Company a stock power relating to the Restricted Shares.

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If any of the Restricted Shares are forfeited hereunder at any time prior to the applicable Vesting Date of such Restricted Shares, the appropriate officers of the Company shall direct the transfer agent and registrar of the Company’s Common Stock to cause the book entry with respect to such Restricted Shares to be adjusted to reflect the number of Restricted Shares so forfeited..

Upon vesting of any of the Restricted Shares hereunder in accordance with Section 3 below, and the Grantee’s delivery to the Company of the amount necessary to satisfy the Company’s federal, state and local employment and income tax withholding obligation as provided in Section 5 below, the Company shall cancel the stock power with respect to such vested shares of Restricted Shares and the Company shall deliver such shares to the Grantee. Thereafter, such shares shall cease to be Restricted Shares and shall be nonforfeitable and freely transferable.

Vesting. The number of Restricted Shares set forth below shall vest as of the applicable “Vesting Dates” specified in the table below, provided that the Grantee has not had a Termination of Affiliation prior to such Vesting Date.

Restricted Shares Vesting Date
Shares vest on the [ ] of every month evenly over [ ] months, beginning on [ ].

If the Grantee’s has a Termination of Affiliation for any reason prior to the Vesting Date, the Grantee will immediately forfeit all remaining Restricted Shares, and all of the Grantee’s rights to and interest in such remaining Restricted Shares shall terminate upon forfeiture without payment of any consideration.

Transfer Restrictions: Restrictive Legend. The Grantee understands that the Grantee has no right to transfer Restricted Shares prior to the Vesting Date applicable to such Restricted Shares and the Company may, without liability for its good faith actions, place legend restrictions upon the Restricted Shares and issue “stop transfer” instructions requiring compliance with the terms of the Plan and this Agreement.

Tax Withholding. The Grantee hereby acknowledges that the Grantee has been advised by the Company to seek independent tax advice regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. The Grantee is not relying on the Company or any of its officers, directors or employees for tax advice regarding the Restricted Shares granted in this Agreement. The Grantee bears sole responsibility for the filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that a copy of such election will also be delivered to the Company. The Grantee agrees to promptly notify the Company in the event the Grantee makes a Section 83(b) election.

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Whenever any shares of Restricted Shares granted under the terms of this Agreement vest or upon the making of a Section 83(b) election (a “Taxable Event”), the Grantee must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state and local withholding (including FICA) tax requirements relating to such Taxable Event. The Grantee may satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to the Grantee; or (iii) to the extent permitted by the Committee, by authorizing the Company to withhold from the Shares that become unrestricted as a result of the vesting of Restricted Shares a number of shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation. The Company will not deliver to the Grantee certificates for any shares of Common Stock otherwise deliverable to the Grantee as a result of the vesting of Restricted Shares unless the Grantee remits (or in appropriate cases agrees to remit) all applicable withholding tax requirements relating to the Taxable Event.

Miscellaneous Provisions.

• Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

• Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

• Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by email, telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

• Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

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The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

MYND ANALYTICS, INC.

By:
Name:
Title:

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan, including, without limitation, Article 9 thereof, and understands that the Restricted Shares granted hereby are subject to the terms of the Plan and of this Agreement. This Agreement is hereby accepted, and the terms and conditions thereof and of the Plan hereby agreed to, by the undersigned as of the date first above written.

GRANTEE:

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STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Restricted Shares Agreement between MYnd Analytics, Inc. (the “Corporation”), and [         ] (the “Grantee”) dated as of [ ], and the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan (the “Plan”), the Grantee hereby sells, assigns and transfers to the Corporation, an aggregate _________ shares of Common Stock of the Corporation, standing in the Grantee’s name on the books of the Corporation and represented by stock certificate number(s) _____________________________________________ to which this instrument is attached, and hereby irrevocably constitutes and appoints _________________ ____________________________________ as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated ____________, 20_

Signature

Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Corporation to exercise certain rights set forth in the Restricted Shares Agreement and the Plan without requiring additional signatures on the part of the Grantee.)

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